SIDLEY AUSTIN LLP 555 CALIFORNIA STREET SAN FRANCISCO, CA 94104 (415) 772 1200 (415) 772 7400 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

July 20, 2011

Daimler Retail Receivables LLC
36455 Corporate Drive
Farmington Hills, MI  48331

Re:	Mercedes-Benz Auto Receivables Trust 2011-1

Ladies and Gentlemen:

We have acted as special counsel to Daimler Retail Receivables LLC, a Delaware limited liability company (the “Depositor”), in connection with the sale by the Depositor of $495,000,000 aggregate principal amount of 0.21667% Class A-1 Asset-Backed Notes (the “Class A-1 Notes”), $469,000,000 aggregate principal amount of Floating Rate Class A-2 Asset-Backed Notes (the “Class A-2 Notes”), $451,000,000 aggregate principal amount of 0.85% Class A-3 Asset-Backed Notes (the “Class A-3 Notes”) and $132,500,000 aggregate principal amount of 1.22% Class A-4 Asset-Backed Notes (the “Class A-4 Notes” and, together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the “Notes”) of Mercedes-Benz Auto Receivables Trust 2011-1 (the “Issuer”) pursuant to an underwriting agreement, dated July 14, 2011 (the “Underwriting Agreement”), among the Depositor, Mercedes-Benz Financial Services USA LLC (“MBFS USA”) and RBS Securities Inc., Citigroup Global Markets Inc. and SG Americas Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”).  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Underwriting Agreement.

The Notes will be issued pursuant to an indenture, dated as of June 1, 2011 (the “Indenture”), between the Issuer and U.S. Bank National Association, as trustee (the “Indenture Trustee”).  The Issuer is a Delaware statutory trust governed by an amended and restated trust agreement, dated as of June 1, 2011 (the “Trust Agreement”), between the Depositor and Wilmington Trust Company, as trustee (the “Owner Trustee”).  The assets of the Issuer will consist primarily of a pool of motor vehicle retail installment sale contracts and installment loans.

Each Note will represent an obligation of the Issuer.  Asset Backed Certificates (the “Certificates”) will be issued under the Trust Agreement and will evidence the beneficial interest in the Issuer.  The Certificates will be subordinated to the Notes to the extent described in the Indenture and the Trust Agreement.

As special counsel to the Depositor, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, certificates,

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Daimler Retail Receivables LLC
July 20, 2011

records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion.

In our examination, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from sites on the internet and the authenticity of the originals of such latter documents.   As to facts relevant to this letter, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials and officers and other representatives of the Depositor, MBFS USA and others.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Notes, when executed and delivered by the Owner Trustee and, when authenticated by the Indenture Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters against the consideration set forth in the Underwriting Agreement, will be validly issued and entitled to the benefits of the Indenture and will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

The foregoing opinion is subject to the following qualifications, exceptions, assumptions and limitations:

A.           The foregoing opinion is limited to matters arising under the federal laws of the United States of America and the laws of the State of New York.  We express no opinion as to the laws, rules or regulations of any other jurisdiction or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, in each case as to any matters arising thereunder or relating thereto.

B.           With respect to any instrument or agreement (each, an “Instrument”) executed or to be executed by any party (each, a “Party”), we have assumed, to the extent relevant to the opinions set forth herein, that: (i) each Party (if not a natural person) has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) such  Party has full right, power and authority to execute, deliver and perform its obligations under each Instrument to which it is a party and each such Instrument has been duly authorized, executed and delivered by such Party.

C.           We express no opinion as to any provision of any instrument, agreement or other document: (i) regarding severability of the provisions thereof; (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any

Daimler Retail Receivables LLC
July 20, 2011

other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof; (iii) regarding waiver of usury, stay, extension or similar laws; (iv) regarding specific performance or the grant of any power of attorney; or (v) requiring any party to take further action or to enter into further agreements or instruments or to provide further assurances.  In addition, we wish to advise you that rights to indemnity and contribution may be limited by applicable law or public policy.

D.           Our opinion above is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief and including, to the extent applicable, the rights of creditors of “financial companies” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or their affiliates.

The opinion expressed herein is expressed and made as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinion expressed herein) that hereafter may come to our attention.

This letter is solely for the benefit of the person to whom it is addressed in connection with the transaction described in the first paragraph above and may not be quoted or relied upon by any other person (including, without limitation, any person who purchases Notes from the Underwriters or Certificates from the Depositor or any other entity), nor may this letter be relied upon by any person to whom it is addressed or used for any other purpose, without our prior written consent.  We hereby consent to the filing of this letter as an exhibit to a current report on Form 8-K to be filed by the Depositor or the Issuer.  By such consent we do not concede that we are an “expert” for the purposes of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sidley Austin LLP